Exhibit 3.1
CERTIFICATE OF DESIGNATIONS
7.0% CONVERTIBLE PERPETUAL PREFERRED STOCK
of
ALLIS-CHALMERS ENERGY INC.
Pursuant to Section 151 of the General Corporation Law
of the State of Delaware
The undersigned, Theodore F. Pound III, Corporate Secretary of Allis-Chalmers Energy Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify that the Board of Directors of the Corporation (the “Board of Directors”), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, hereby makes this Certificate of Designations and hereby states and certifies that pursuant to the authority expressly vested in the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation (as such may be amended, modified or restated from time to time, the “Amended and Restated Certificate of Incorporation”), the Board of Directors duly adopted the following resolutions:
RESOLVED, that, pursuant to Article Fourth of the Amended and Restated Certificate of Incorporation (which authorizes 25,000,000 shares of preferred stock, par value $0.01 per share), and the authority conferred on the Board of Directors, the Board of Directors hereby fixes the powers, designations, preferences and rights, and the qualifications, limitations and restrictions, of a series of preferred stock as follows:
1. Number and Designation. 36,393 shares of the preferred stock of the Corporation shall be designated as “7.0% Convertible Perpetual Preferred Stock” (the “Preferred Stock”).
2. Certain Definitions. As used in this Certificate, the following terms shall have the meanings defined in this Section 2. Any capitalized term not otherwise defined herein shall have the meaning set forth in the Amended and Restated Certificate of Incorporation, unless the context otherwise requires:
“Adjusted Liquidation Preference” means the greater of (a) $3,000 per share of Preferred Stock and (b) the per share amount, as determined in good faith by the Board, of all cash and other property to be distributed in respect of the Common Stock a holder of one share of Preferred Stock would have been entitled to had it converted such Preferred Stock immediately prior to the date fixed for such liquidation, dissolution or winding up of the Corporation.
“Adjusted Voting Number” with respect to any share of Preferred Stock held by any member of an Investor Group, means the lesser of (a) the Conversion Rate and (b) the quotient of the Maximum Aggregate Preferred Investor Group Votes divided by the total number of issued and Outstanding shares of Preferred Stock held by such Investor Group.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agent Members” shall have the meaning assigned to such term in Section 14(a) hereof.
“Amended and Restated Certificate of Incorporation” shall have the meaning assigned to such term in the preamble to this Certificate.
“Annual Dividend Rate” shall mean a dividend rate equal to 7.0%.
“Bankruptcy Law” means any applicable federal or state bankruptcy, insolvency, reorganization or other similar law.
“Beneficially Own,” “Beneficially Owned,” “Beneficial Ownership” and “Beneficial Owner” with respect to any securities means a holder who is deemed to be the beneficial owner of such securities under Rule 13d-3 or Rule 13d-5 of the Exchange Act. Securities “Beneficially Owned” shall include such securities Beneficially Owned by all other persons with whom a holder would constitute a “group” within the meaning of Section 13(d) of the Exchange Act with respect to such securities; provided, however, shares of Common Stock acquirable upon conversion of the Preferred Stock shall not be deemed to be Beneficially Owned by the holders of the Preferred Stock until so converted.
“Board of Directors” shall have the meaning assigned to such term in the preamble to this Certificate, and shall include any duly authorized committee thereof.
“Business Day” means any day other than a Saturday, Sunday or a day on which state or U.S. federally chartered banking institutions in New York, New York are not required to be open.
“Capital Stock” of any Person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such Person.
“Certificate” means this Certificate of Designations.
“Closing Sale Price” of the shares of Common Stock or other Capital Stock or similar equity interests on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the New York Stock Exchange or such other national or regional exchange or market on which shares of Common Stock or such other Capital Stock or similar equity interests are then listed or quoted. In the absence of such quotations, the Board of Directors shall be entitled to determine the “Closing Sale Price” in good faith on the basis it considers appropriate. The “Closing Sale Price” shall be determined without reference to any extended or after hours trading.

“Common Stock” means shares of the common stock, par value $0.01 per share, of the Corporation and any stock of any other class of the Corporation that has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and that is not subject to redemption by the Corporation. Subject to the provisions of Section 10, however, shares issuable on conversion of the Preferred Stock shall include only shares of the common stock, par value $0.01 per share, of the Corporation or shares of any class or classes resulting from any reclassification or reclassifications thereof and that have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable on conversion shall be substantially in the proportion that the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.
“Conversion Agent” shall have the meaning assigned to such term in Section 16(a) hereof.
“Conversion Date” shall have the meaning assigned to such term in Section 6(b)(i).
“Conversion Price” per share of Preferred Stock means, on any date, the quotient of the Liquidation Preference divided by the Conversion Rate in effect on such date.
“Conversion Rate” means 390.2439 shares of Common Stock per one share of Preferred Stock, subject to adjustment pursuant to Section 7 hereof.
“Corporation” shall have the meaning assigned to such term in the preamble to this Certificate, and shall include any successor to such Corporation.
“Current Market Price” shall mean the average of the daily Closing Sale Prices per share of Common Stock for each of the ten consecutive Trading Days ending on the earlier of the Trading Day immediately preceding such date of determination and the day before the “ex-date” with respect to the issuance, distribution, subdivision or combination requiring such computation. For purposes of this paragraph, the term “ex-date,” (1) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades, regular way, on the relevant exchange or in the relevant market from which the Closing Sale Price was obtained without the right to receive such issuance or distribution, and (2) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades, regular way, on such exchange or in such market after the time at which such subdivision or combination becomes effective. If another distribution to which Section 7 applies occurs during the period applicable for calculating “Current Market Price” pursuant to this definition, the “Current Market Price” shall be calculated for such period in a manner determined by the Board of Directors to reflect the impact of such issuance, distribution, subdivision or combination on the Closing Sale Price of the Common Stock during such period.

“Depositary” means DTC or its successor depositary.
“Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing September 30, 2009, or if any such date is not a Business Day, on the next succeeding Business Day.
“Dividend Period” shall mean, with respect to Preferred Stock, the period beginning on, and including, a Dividend Payment Date and ending on, and excluding, the immediately succeeding Dividend Payment Date and, with respect to Parity Stock, shall have a meaning correlative thereto.
“DTC” shall mean The Depository Trust Company, New York, New York.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Expiration Time” shall have the meaning assigned to such term in Section 7(f).
“Fair Market Value” shall mean the amount that a willing buyer would pay a willing seller in an arm’s-length transaction.
“Global Preferred Share” shall have the meaning assigned to such term in Section 14(a) hereof.
“Global Shares Legend” shall have the meaning assigned to such term in Section 14(a) hereof.
“Investment Agreement” shall mean the Investment Agreement dated as of May 20, 2009 by and between Allis-Chalmers Energy Inc. and Lime Rock Partners V, L.P.
“Investor Group” shall mean any holder of the Preferred Stock and such Affiliates of such holder who are deemed to Beneficially Own the Common Stock or Preferred Stock Beneficially Owned by such holder of Preferred Stock and any person with whom such holder of Preferred Stock or any such Affiliates would constitute a “group” within the meaning of Section 13(d) of the Exchange Act with respect to Common Stock or Preferred Stock.
“Junior Stock” shall have the meaning assigned to such term in Section 3(a) hereof.
“Liquidation Preference” means $1,000 per share of Preferred Stock.
“Mandatory Conversion Date” shall have the meaning assigned to such term in Section 8(b) hereof.

“Maximum Aggregate Preferred Investor Group Votes” means, with respect to votes that may be cast by members of an Investor Group pursuant to the provisions of Section 11(a), a number of votes equal to the difference between (a) the product of (i) the total number of issued and outstanding shares of Common Stock held by all stockholders times (ii) a fraction, the numerator of which is 0.35 and the denominator of which is 0.65 and (b) the product of (i) the total number of issued and outstanding shares of Common Stock Beneficially Owned by such Investor Group times (ii) a fraction, the numerator of which is 1 and the denominator of which is 0.65.
“Officer” means the Chairman of the Board, the Chief Executive Officer, a Vice Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Treasurer, the Controller, any Assistant Controller, the Secretary or any Assistant Secretary of the Corporation.
“Original Issue Date” means the first date on which any shares of Preferred Stock are issued and Outstanding.
“Outstanding” means, when used with respect to Preferred Stock, as of any date of determination, all shares of Preferred Stock outstanding as of such date; provided however that, in determining whether the holders of Preferred Stock have given any request, demand, authorization, direction, notice, consent or waiver or taken any other action hereunder, Preferred Stock owned by the Corporation or its controlled Affiliates shall be deemed not to be “Outstanding”, except that, in determining whether the Registrar shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Preferred Stock which the Registrar has actual knowledge of being so owned shall be deemed not to be “Outstanding”.
“Parity Stock” shall have the meaning assigned to such term in Section 3(b) hereof.
“Paying Agent” shall have the meaning assigned to such term in Section 16(a) hereof.
“Person” means an individual, a corporation, a partnership, a limited liability company, limited partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Preferred Stock” shall have the meaning assigned to such term in Section 1 hereof.
“Purchased Shares” shall have the meaning assigned to such term in Section 7(f)(i).
“Record Date” means (i) with respect to the dividends payable on March 31, June 30, September 30 and December 31 of each year, March 15, June 15, September 15 and December 15 of each year, respectively, or such other record date, not more than 60 days and not less than 10 days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors and (ii) solely for the purpose of adjustments to the Conversion Rate pursuant to Section 7 with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of stockholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Reference Property” shall have the meaning assigned to such term in Section 9(a).
“Registrar” shall have the meaning assigned to such term in Section 12 hereof.
“Rights” shall have the meaning assigned to such term in Section 10 hereof.
“Rights Plan” shall have the meaning assigned to such term in Section 10 hereof.
“Securities Act” means the Securities Act of 1933, as amended.
“Senior Stock” shall have the meaning assigned to such term in Section 3(c) hereof.
“Significant Subsidiary” means any Subsidiary of the Corporation that would be a “significant subsidiary” of the Corporation as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Original Issue Date.
“Stockholder Approval” shall have the meaning assigned to such term in Section 6(f).
“Subsidiary” means, with respect to any specified Person:
(i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
“Trading Day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if the Common Stock is not listed on the New York Stock Exchange, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then traded or, if the Common Stock is not so traded on a principal other market, on the New York Stock Exchange.

“Transaction” shall have the meaning assigned to such term in Section 9(a).
“Transfer Agent” shall have the meaning assigned to such term in Section 12 hereof.
3. Rank. The Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank:
(a) senior to the Common Stock and any other class or series of Capital Stock of the Corporation, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (the “Junior Stock”);
(b) on a parity with any other class or series of Capital Stock of the Corporation, the terms of which provide that such class or series ranks on a parity with the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (the “Parity Stock”); and
(c) junior to each class or series of Capital Stock of the Corporation (other than Common Stock) established after the date hereof, the terms of which expressly provide that such class or series ranks senior to the Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (the “Senior Stock”).
4. Dividends.
(a) Holders of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends on each Outstanding share of Preferred Stock at the Annual Dividend Rate, calculated as set forth below; provided, however, that such holders will not be entitled to receive any dividends that may be declared by the Board of Directors on the Common Stock, unless such holders’ shares of Preferred Stock have been converted to Common Stock as set forth in Section 6 hereof prior to or on the Record Date for the payment of such dividends. Such dividends shall be payable in arrears in equal amounts quarterly on each Dividend Payment Date, beginning September 30, 2009, in preference to and in priority over dividends on any Junior Stock but subject to the rights of any holders of Senior Stock or Parity Stock.

(b) Dividends on each share of Preferred Stock shall be cumulative from the initial date of issuance of such share, shall cumulate on a daily basis and, if not paid on the next Dividend Payment Date, shall, until paid, cumulate additional dividends on such cumulated but unpaid dividends (and shall compound as of each Dividend Payment Date) at the Annual Dividend Rate, regardless of whether funds of the Corporation are legally available for the payment of such dividends and regardless of whether the Board of Directors declares the dividends; provided, however, that on the third anniversary of the Original Issue Date, dividends on the Preferred Stock shall cumulate only upon dividends that were accumulated and unpaid, if any, as of the third anniversary of the Original Issue Date, and thereafter, holders of Preferred Stock shall not be entitled to receive any dividends on the Preferred Stock, other than dividends that were accumulated and unpaid immediately prior to the third anniversary of the Original Issue Date and dividends that continue to cumulate upon such unpaid dividends. Each dividend on the Preferred Stock shall be payable to the holders of record of shares of the Preferred Stock, as they appear on the Corporation’s stock register at the close of business on a Record Date. Accumulated and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 60 nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors.
(c) The amount of dividends payable for each full Dividend Period on each share of Preferred Stock shall be the product of (a) one-fourth of the Annual Dividend Rate multiplied by (b) the Liquidation Preference. The amount of dividends payable on the Preferred Stock for the initial Dividend Period, or for any other period shorter or longer than a full Dividend Period (or amounts determined with respect thereto), shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Holders of Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Preferred Stock.
(d) No dividend shall be declared or paid, or funds set apart for the payment of any dividend or other distribution, whether in cash, obligations or shares of Capital Stock of the Corporation or other property, directly or indirectly, upon any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, repurchased or otherwise acquired for consideration by the Corporation or any of its subsidiaries through a sinking fund or otherwise, in each case unless all accumulated and unpaid dividends through the most recent Dividend Payment Date (regardless of whether there are funds of the Corporation legally available for the payment of dividends) on the shares of Preferred Stock and any Parity Stock for all preceding Dividend Periods have been paid in full or set apart for payment; provided, however, that, notwithstanding any provisions of this Section 4(d) to the contrary, the Corporation or any of its subsidiaries may redeem, repurchase or otherwise acquire for consideration Junior Stock or Parity Stock, if the consideration for such redemption, repurchase or other acquisition is solely Junior Stock. Furthermore, for the avoidance of doubt, the foregoing provisions of this Section 4(d) shall not apply to any shares of Junior Stock or Parity Stock surrendered to the Company upon a “cashless” exercise of stock options or withheld upon the exercise of stock options or the vesting of restricted stock to satisfy applicable withholding tax obligations. When dividends are not paid in full, as aforesaid, upon the shares of Preferred Stock, all dividends declared on the Preferred Stock and any other Parity Stock shall be paid pro rata so that the amount of dividends so declared on the shares of Preferred Stock and each such other class or series of Parity Stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of Preferred Stock and such class or series of Parity Stock bear to each other.

5. Liquidation Preference.
(a) In the event of any liquidation, dissolution or winding-up of the Corporation resulting in a payment or distribution of assets to the holders of any class or series of the Capital Stock of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, but after any payments or distributions are made on any of the Corporation’s indebtedness and to holders of Senior Stock, holders of Preferred Stock shall be entitled to receive the Adjusted Liquidation Preference thereof plus an amount equal to all dividends (regardless of whether declared) accumulated and unpaid thereon to the date of final payment or distribution to such holders, but shall not be entitled to any further payment or other participation in any distribution of the assets of the Corporation. If, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the Corporation’s assets, or proceeds thereof, distributable among the holders of Preferred Stock are insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Preferred Stock and any other Parity Stock equally and ratably in proportion to the respective amounts that would be payable on such shares of Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full.
(b) Neither the voluntary sale, conveyance, exchange or transfer, for cash, shares of stock, securities or other consideration, of all or substantially all of the Corporation’s property or assets, nor the consolidation, merger or amalgamation of the Corporation with or into any corporation or the consolidation, merger or amalgamation of any corporation with or into the Corporation shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.
(c) Subject to the rights of the holders of any Parity Stock, after payment has been made in full to the holders of the Preferred Stock, as provided in this Section 5, holders of Junior Stock shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Preferred Stock shall not be entitled to share therein.
6. Conversion.
(a) Right to Convert. Each share of Preferred Stock shall be convertible, at any time, in accordance with, and subject to, this Section 6 into a number of fully paid and non-assessable shares of Common Stock equal to the Conversion Rate in effect at such time. Notwithstanding any provision hereof, prior to the earlier of the third anniversary of the Original Issue Date or the Standstill Expiration Date (as defined in the Investment Agreement), no share of Preferred Stock shall be convertible into shares of Common Stock unless, (i) a member of the applicable Investor Group provides a written certification to the Corporation specifying the total number of issued and outstanding shares of Common Stock Beneficially Owned by such Investor Group and (ii) immediately after giving effect to such conversion, such Investor Group would not Beneficially Own a number of shares of Common Stock exceeding 35 percent (35%) of the total number of issued and outstanding shares of Common Stock held by all stockholders; provided, however, this restriction on conversion shall not apply if the Corporation has given prior written consent to such conversion, which consent may be given at the Corporation’s sole discretion, except as otherwise provided in the Investment Agreement.

(b) Conversion Procedures.
(i) Conversion of shares of the Preferred Stock may be effected by any holder thereof upon the surrender to the Corporation, at the principal office of the Corporation or at the office of the Conversion Agent as may be designated by the Board of Directors, of the certificate or certificates for such shares of the Preferred Stock to be converted accompanied by a complete and manually signed Notice of Conversion (as set forth in the form of Preferred Stock certificate attached hereto as Exhibit A) along with (A) appropriate endorsements and transfer documents as required by the Registrar or Conversion Agent, (B) if required pursuant to Section 6(c), funds equal to the amount specified in such Section. In case such Notice of Conversion shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names and (C) the written certification referred to in Section 6(a) above. Other than such taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of the Preferred Stock pursuant hereto. The conversion of the Preferred Stock will be deemed to have been made as of the close of business on the date (the “Conversion Date”) such certificate or certificates have been surrendered and the receipt of such Notice of Conversion and payment of all required transfer taxes, if any (or the demonstration to the satisfaction of the Corporation that such taxes have been paid). As promptly as practicable following the Conversion Date, the Corporation shall deliver or cause to be delivered (1) certificates representing the whole number of validly issued, fully paid and nonassessable full shares of Common Stock to which the holder of shares of the Preferred Stock being converted (or such holder’s transferee) shall be entitled, and (2) if less than the full number of shares of the Preferred Stock evidenced by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares evidenced by such surrendered certificate or certificates less the number of shares of Preferred Stock being converted, along with cash payment for any fractional shares. As of the close of business on the Conversion Date, the rights of the holder of the Preferred Stock as to the shares being converted shall cease except for the right to receive shares of Common Stock and any cash payment described in Section 6(c) below, and the Person entitled to receive the shares of Common Stock shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.
(ii) Anything herein to the contrary notwithstanding, in the case of Global Preferred Shares, Notices of Conversion may be delivered to, and shares of the Preferred Stock representing beneficial interests in respect of such Global Preferred Shares shall be surrendered for conversion in accordance with the applicable procedures of, the Depositary as in effect from time to time.

(c) Dividend and Other Payments Upon Conversion. If a holder of shares of Preferred Stock exercises conversion rights, such holder shall be entitled to receive within five Business Days after the Conversion Date, to the extent legally permitted, an amount equal to all accumulated and unpaid dividends on the converted shares of Preferred Stock, whether or not declared prior to that date, through the Conversion Date, and such shares will cease to accumulate any dividends as of the end of the day immediately preceding the Conversion Date. If a holder of shares of Preferred Stock exercises conversion rights during the period commencing on the close of business on any Record Date corresponding to a Dividend Payment Date and ending at the close of business on the Business Day immediately preceding such Dividend Payment Date, the holder on such Dividend Record Date shall receive the dividends declared and paid with respect to such Dividend Payment Date, but the amount that the holder of shares of Preferred Stock exercising conversion rights during such period shall be entitled to receive in respect of accumulated and unpaid dividends shall be reduced by the amount of dividends that will be paid to the holder as of such Record Date of such shares on such Dividend Payment Date (and if such accumulated and unpaid dividends are less than such amount of dividends to be so paid on the Dividend Payment Date, then the shares of Preferred Stock surrendered for conversion must be accompanied by a payment to the Corporation in cash of an amount equal to such shortfall). A holder of shares of the Preferred Stock on a Record Date who converts such shares into shares of Common Stock on the corresponding Dividend Payment Date shall be entitled to receive the dividend payable on such shares of the Preferred Stock on such Dividend Payment Date. To the extent the Corporation is not legally permitted to pay all amounts contemplated by this Section 6(c) upon such conversion, then the Corporation shall pay such amounts as soon as it may legally do so.
(d) Fractional Shares. In connection with the conversion of any shares of the Preferred Stock, no fractional shares of Common Stock shall be issued, but the Corporation shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the Closing Sale Price of the Common Stock on the Conversion Date, rounded to the nearest whole cent.
(e) Total Shares. If more than one share of the Preferred Stock shall be surrendered for conversion by the same holder at the same time, the number of whole shares of, and fractional interests, if any, in, Common Stock issuable on conversion of those shares shall be computed on the basis of the total number of shares of the Preferred Stock so surrendered.
(f) Reservation of Shares; Shares to be Fully Paid; Compliance with Governmental Requirements; Listing of Common Stock. The Corporation shall:
(i) at all times from and after the Original Issue Date, reserve and keep available, free from preemptive rights, for issuance upon the conversion of shares of the Preferred Stock pursuant to the terms of this Certificate, such number of its authorized but unissued shares of Common Stock as shall from time to time be sufficient to permit the conversion of all Outstanding shares of the Preferred Stock;

(ii) prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Preferred Stock, comply with all applicable federal and state laws and regulations that require action to be taken by the Corporation (including, without limitation, the registration or approval, if required, of any shares of Common Stock to be provided for the purpose of conversion of the Preferred Stock hereunder); and
(iii) ensure that all shares of Common Stock delivered upon conversion of the Preferred Stock will, upon delivery, be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.
7. Conversion Rate Adjustments. The Conversion Rate shall be adjusted from time to time by the Corporation in accordance with the provisions of this Section 7.
(a) If the Corporation shall hereafter pay a dividend or make a distribution to all holders of the outstanding Common Stock in shares of Common Stock, the Conversion Rate shall be increased by multiplying such Conversion Rate by a fraction,
(i) the numerator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on such Record Date and the total number of shares of Common Stock constituting such dividend or other distribution; and
(ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date.
Such increase shall become effective immediately after the opening of business on the day following such Record Date. If any dividend or distribution of the type described in this Section 7(a) is declared but not so paid or made, the Conversion Rate shall again be adjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
(b) If the Corporation shall issue rights or warrants to all holders of any class of Common Stock entitling them (for a period expiring within forty-five (45) days after the Record Date) to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share (or having a conversion price per share) less than the Closing Sale Price of a share of Common Stock on the Trading Day immediately preceding the Record Date, the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to such Record Date by a fraction,
(i) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date plus the total number of shares of Common Stock so offered for subscription or purchase (or into which the convertible securities so offered are convertible); and
(ii) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on such Record Date plus the number of shares which the aggregate offering price of the total number of shares so offered for subscription or purchase (or the aggregate conversion price of the convertible securities so offered) would purchase at such Closing Sale Price.

Such adjustment shall become effective immediately after the opening of business on the day following such Record Date. To the extent that shares of Common Stock (or securities convertible into Common Stock) are not delivered pursuant to such rights or warrants, upon the expiration or termination of such rights or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of delivery of only the number of shares of Common Stock (or securities convertible into Common Stock) actually delivered. If such rights or warrants are not so issued, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such Record Date had not been fixed. In determining whether any rights or warrants entitle the holders to subscribe for or purchase shares of Common Stock at less than such Closing Sale Price, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Corporation for such rights or warrants and any amount payable on exercise or conversion thereof, the Fair Market Value of such consideration, if other than cash, to be determined in good faith by the Board of Directors. Notwithstanding the foregoing, no adjustment shall be made to the Conversion Rate pursuant to this Section 7(b) for the rights of holders of Common Stock to participate in the Corporation’s rights offering contemplated in its Prospectus Supplement dated June 2, 2009.
(c) If the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and conversely, in the event outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.
(d) If the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock shares of any class of Capital Stock of the Corporation (other than any dividends or distributions to which Section 7(a) applies) or evidences of its indebtedness or assets (including securities, but excluding (i) any rights or warrants referred to in 7(b) or (ii) any dividend or distribution (x) paid exclusively in cash or (y) referred to in Section 7(a) or Section 7(g) (any of the foregoing hereinafter referred to in this Section 7(d) as the “Distributed Property”), then, in each such case, the Conversion Rate shall be adjusted so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect on the Record Date with respect to such distribution by a fraction,
(i) the numerator of which shall be the Current Market Price on such Record Date; and
(ii) the denominator of which shall be the Current Market Price on such Record Date less the Fair Market Value (as determined in good faith by the Board of Directors, whose determination shall be described in a resolution of the Board of Directors) on such Record Date of the portion of the Distributed Property applicable to one share of Common Stock (determined on the basis of the number of shares of the Common Stock outstanding on such Record Date).

Such adjustment shall become effective immediately after the opening of business on the day following such Record Date; provided that if the then Fair Market Value (as so determined by the Board of Directors) of the portion of the Distributed Property applicable to one share of Common Stock is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Preferred Stock shall have the right to receive upon conversion the amount of Distributed Property such holder would have received had such holder converted each share of its Preferred Stock on the Record Date. To the extent that any of the Distributed Property is not distributed, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustment made been made on the basis of only the Distributed Property actually distributed. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If the Board of Directors determines the Fair Market Value of any distribution for purposes of this Section 7(d) by reference to the trading market for any securities, it must in doing so consider the prices in such market over the same period used in computing the Current Market Price on the applicable Record Date.
Subject to the provisions of Section 10 hereof, rights or warrants (including rights under any Rights Plan) distributed by the Corporation to all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Corporation’s Capital Stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 7(d) (and no adjustment to the Conversion Rate under this Section 7(d) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 7(d). If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Certificate, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and record date with respect to new rights or warrants with such rights (and a termination or expiration of the existing rights or warrants without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 7(d) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise thereof, the Conversion Rate shall be readjusted as if such expired or terminated rights and warrants had not been issued.

For purposes of this Section 7(d), Section 7(a) and Section 7(b), any dividend or distribution to which this Section 7(d) is applicable that also includes shares of Common Stock, or rights or warrants to subscribe for or purchase shares of Common Stock (or both), shall be deemed instead to be (1) a dividend or distribution of the evidences of indebtedness, assets or shares of Capital Stock other than such shares of Common Stock or rights or warrants, as to which any Conversion Rate adjustment required by this Section 7(d) with respect to such dividend or distribution shall then be made, immediately followed by (2) a dividend or distribution of such shares of Common Stock or such rights or warrants, as to which any further Conversion Rate adjustment required by Sections 7(a) and 7(b) with respect to such dividend or distribution shall then be made, except any shares of Common Stock included in such dividend or distribution shall not be deemed “outstanding at the close of business on such Record Date” within the meaning of Sections 7(a) and 7(b).
(e) If the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock cash, excluding any dividend or distribution in connection with the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, then, in such case, the Conversion Rate shall be increased so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on such Record Date by a fraction,
(i) the numerator of which shall be the Current Market Price on such Record Date; and
(ii) the denominator of which shall be the Current Market Price on such Record Date less the amount of cash so distributed applicable to one share of Common Stock.
Such adjustment shall be effective immediately after the opening of business on the day following the Record Date; provided that if the portion of the cash so distributed applicable to one share of Common Stock is equal to or greater than the Current Market Price on the Record Date, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of Preferred Stock shall have the right to receive upon conversion the amount of cash such holder would have received had such holder converted each share of Preferred Stock on the Record Date. To the extent that such dividend or distribution is not made, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustment made been made on the basis of only the dividend or distribution actually made. If such dividend or distribution is not so paid or made, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(f) If a tender or exchange offer made by the Corporation or any Subsidiary for all or any portion of the Common Stock shall require the payment to stockholders of consideration per share of Common Stock having a Fair Market Value (as determined in good faith by the Board of Directors, whose determination shall be described in a resolution of the Board of Directors) that, as of the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer, exceeds the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Rate shall be increased by multiplying the Conversion Rate in effect immediately prior to the Expiration Time by a fraction,
(i) the numerator of which shall be the sum of (x) the Fair Market Value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted up to any such maximum, being referred to as the “Purchased Shares”) and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) at the Expiration Time and the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time; and
(ii) the denominator of which shall be the number of shares of Common Stock outstanding (including any Purchased Shares) at the Expiration Time multiplied by the Closing Sale Price of a share of Common Stock on the Trading Day next succeeding the Expiration Time.
Such adjustment shall become effective immediately after the opening of business on the day following the Expiration Time. In the event that the Corporation or any such Subsidiary, as the case may be, is obligated to purchase shares pursuant to any such tender or exchange offer, but the Corporation or any such Subsidiary, as the case may be, is permanently prevented by applicable law from effecting any such purchases or all such purchases are rescinded, the Conversion Rate shall again be adjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made.
(g) If the Corporation pays a dividend or makes a distribution to all or substantially all holders of its Common Stock consisting of Capital Stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation, unless the Corporation distributes such Capital Stock or equity interests to holders of the Preferred Stock in such distribution on the same basis as they would have received had such holders converted their shares of Preferred Stock into shares of Common Stock immediately prior to such distributions, the Conversion Rate shall be increased by multiplying the Conversion Rate in effect on the Record Date with respect to such distribution by a fraction,

(i) the numerator of which shall be the sum of (A) the average of the Closing Sale Prices of the Common Stock for the 10 Trading Days commencing on and including the fifth Trading Day after the date on which “ex-dividend trading” commences for such dividend or distribution on The New York Stock Exchange or such other national or regional exchange or market on which such securities are then listed or quoted (the “Ex-Dividend Date”) plus (B) the Fair Market Value of the securities distributed in respect of each share of Common Stock, which shall equal the number of securities distributed in respect of each share of Common Stock multiplied by the average of the Closing Sale Prices of those distributed securities for the 10 Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date; and
(ii) the denominator of which shall be the average of the Closing Sale Prices of the Common Stock for the 10 Trading Days commencing on and including the fifth Trading Day after the Ex-Dividend Date.
Such adjustment shall become effective immediately after the opening of business on the day following the 15th Trading Day after the Ex-Dividend Date.
(h) If the Corporation issues or sells any Common Stock (other than (1) shares of Common Stock to be issued to employees, officers and directors of the Corporation, together with any such shares that are repurchased by the Corporation and reissued to any such employee, officer or director, and (2) any issuances or sales to which Sections 7(a), 7(b), 7(c) or 7(d) applies) without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, the Conversion Rate in effect immediately prior to each such issuance or sale will immediately (except as provided below), be adjusted so that the same shall be equal to the rate determined by multiplying the Conversion Rate in effect immediately prior to such issuance or sale by a fraction, (i) the numerator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale; and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of such additional shares of Common Stock so issued or sold would purchase at the Conversion Price in effect immediately prior to such issuance or sale. For the purposes of any adjustment of the Conversion Rate pursuant to this Section 7(h), the following provisions shall be applicable:
(i) in the case of the issuance of Common Stock for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts or commissions allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;
(ii) in the case of the issuance of Common Stock (otherwise than upon the conversion of shares of Capital Stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefore (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board, irrespective of any accounting treatment;

(iii) in the case of the issuance of (a) options, warrants or other rights to purchase or acquire Common Stock (whether or not at the time exercisable), (b) securities (including without limitation, the Preferred Stock) by their terms convertible into or exchangeable for Common Stock (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):
(A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options, warrants or other rights to purchase or acquire Common Stock shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration, if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the Common Stock covered thereby;
(B) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof;
(C) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, but excluding changes resulting from the anti-dilution provisions thereof (to the extent comparable to the anti-dilution provisions contained herein), the Conversion Rate as then in effect shall forthwith be readjusted to such Conversion Rate as would have been obtained had an adjustment been made upon the issuance of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change;

(D) on the expiration or cancellation of any such options, warrants or rights (without exercise), or the termination of the right to convert or exchange such convertible or exchangeable securities (without exercise), if the Conversion Rate shall have been adjusted upon the issuance thereof, the Conversion Rate shall forthwith be readjusted to such Conversion Rate as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and
(E) if the Conversion Rate shall have been adjusted upon the issuance of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Conversion Rate shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof; provided, however, that no decrease in the Conversion Rate shall be made pursuant to subclauses (A) or (B) of this Section 7(h)(iii).
(iv) All shares of Common Stock that the Corporation has reserved for issuance to employees, officers and directors of the Corporation under the then outstanding options to acquire Common Stock shall be deemed to be outstanding to the extent, but only to the extent, that such reserved shares do not exceed five percent (5%) of the then outstanding shares of Common Stock (excluding any such deemed outstanding shares).
(i) To the fullest extent permitted by law, the Corporation may make such increases in the Conversion Rate in addition to those required by this Section 7 as the Board of Directors considers to be advisable to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. To the fullest extent permitted by applicable law, the Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 days and the increase is irrevocable during the period and the Board of Directors determines in good faith that such increase would be in the best interest of the Corporation, which determination shall be conclusive. Whenever the Conversion Rate is increased pursuant to the preceding sentence, the Corporation shall mail to each holder of the Preferred Stock at the address of such holder as it appears in the stock register a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(j) No adjustment in the Conversion Rate (other than any adjustment pursuant to Section 7(e) above) shall be required unless such adjustment would require an increase or decrease of at least one-half of one percent (0.5%) in the Conversion Rate then in effect; provided, however, that any adjustments that by reason of this Section 7(j) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further, that with respect to adjustments to be made to the Conversion Price in connection with cash dividends paid by the Corporation, the Corporation shall make such adjustments, regardless of whether such aggregate adjustments amount to one-half of one percent (0.5%) or more of the Conversion Price. All calculations under this Section 7 shall be made by the Corporation and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of a share, as the case may be. No adjustment need be made, except as set forth in this Section 7, for any issuance of Common Stock or securities convertible, exercisable or exchangeable into Common Stock. Interest will not accrue on any cash into which the Preferred Stock may be convertible.
(k) Whenever the Conversion Rate is adjusted as herein provided (except for adjustments pursuant to Section 7(e) hereof that in the aggregate are less than one-half of one percent (0.5%)), the Corporation shall promptly file with the Conversion Agent an Officer’s certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a responsible officer of the Conversion Agent shall have received such Officer’s certificate, the Conversion Agent shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Corporation shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Rate to each holder of Preferred Stock at its last address appearing in the stock register within twenty (20) days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
(l) For purposes of this Section 7, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation, unless such treasury shares participate in any distribution or dividend that requires an adjustment pursuant to this Section 7, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.
8. Mandatory Conversion.
(a) At any time on or after the fifth anniversary of the Original Issue Date, the Corporation shall have the right, at its option, to cause the Preferred Stock, in whole but not in part, to be automatically converted into that number of whole, fully paid and non-assessable shares of Common Stock for each share of Preferred Stock equal to the Conversion Rate then in effect, with such cash payment for fractional shares pursuant to Section 6(d). The Company may exercise its right to cause a mandatory conversion pursuant to this Section 8(a) only if the Closing Sale Price of the Common Stock equals or exceeds 300% of the then-prevailing Conversion Price for the 30 consecutive Trading Days prior to the Company’s issuance of a press release announcing the mandatory conversion as described in Section 8(b).

(b) To exercise the mandatory conversion right described in Section 8(a), the Company must issue a press release for publication on the Dow Jones News Service or Bloomberg Business News (or if either such service is not available, another broadly disseminated news or press release service selected by the Company) prior to the opening of business on the first Trading Day following any date on which the conditions described in Section 8(a) are met, announcing such a mandatory conversion. The Company shall also give notice by mail or by publication (with subsequent prompt notice by mail) to the holders of the Preferred Stock (not more than four Business Days after the date of the press release) of the mandatory conversion announcing the Company’s intention to convert the Preferred Stock. The conversion date will be a date selected by the Company (the “Mandatory Conversion Date”) and will be no more than 10 days after the date on which the Company issues the press release described in this Section 8(b).
(c) In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 8(b) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock; and (iii) that dividends on the Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date.
(d) On and after the Mandatory Conversion Date, dividends shall cease to accrue on the Preferred Stock called for a mandatory conversion pursuant to Section 8(a) and all rights of holders of such Preferred Stock shall terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof with such cash payment for fractional shares pursuant to Section 6(d).
(e) The Company may not authorize, issue a press release or give notice of any mandatory conversion pursuant to Section 8(a) unless there were no accumulated and unpaid dividends on the Preferred Stock as of the immediately preceding Dividend Payment Date.
9. Effect of Reclassification, Consolidation, Merger or Other Specified Transactions on Conversion Privilege.
(a) If any recapitalization, reclassification or change of the outstanding shares of Common Stock (other than a subdivision or combination to which Section 7(c) applies), consolidation, conversion, merger or combination involving the Corporation, sale, lease or other transfer to a third party of the consolidated assets of the Corporation and the Corporation’s subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any of the foregoing, a “Transaction”) shall occur then each share of Preferred Stock Outstanding immediately prior to such transaction shall be convertible into the kind and amount of shares of stock, other securities or other property or assets (including cash) receivable upon such Transaction by a holder of a number of shares of Common Stock issuable upon conversion of such Preferred Stock (assuming, for such purposes, a sufficient number of authorized shares of Common Stock are available to convert all such Preferred Stock) immediately prior to such Transaction after giving effect to any applicable adjustments (the “Reference Property”). If the holders of the Common Stock have the opportunity to elect the form of consideration to be received in the Transaction, the Reference Property into which the Preferred Stock will be convertible shall be deemed to be the weighted average of the types of consideration received by the holders of the Common Stock who affirmatively make such an election. The Corporation shall not become a party to any Transaction unless its terms are consistent with the foregoing.

(b) The above provisions of this Section 9 shall similarly apply to successive Transactions and the provisions of Section 7 shall apply with respect to any event or action after such Transaction that affects any shares of Capital Stock received by the holders of Common Stock in any such Transaction; provided that if this Section 9 applies to any Transaction, Section 7 shall not apply to such Transaction.
10. Rights Issued in Respect of Common Stock Issued Upon Conversion. Each share of Common Stock issued upon conversion of the Preferred Stock shall be entitled to receive the appropriate number of common stock or preferred stock purchase rights, as the case may be, including without limitation, the rights under the Rights Plan (collectively, the “Rights”), if any, that shares of Common Stock are entitled to receive and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any shareholder rights agreement adopted by the Corporation, as the same may be amended from time to time (in each case, a “Rights Plan”). If such Rights Plan requires that each share of Common Stock issued upon conversion of the Preferred Stock at any time prior to the distribution of separate certificates representing the Rights be entitled to receive such Rights, then, notwithstanding anything else to the contrary in this Certificate, there shall not be any adjustment to the conversion privilege or Conversion Rate as a result of the issuance of Rights, but an adjustment to the Conversion Rate shall be made pursuant to Section 7(d) upon the separation of the Rights from the Common Stock, provided that no adjustment to the Conversion Rate shall be made pursuant to Section 7(d) upon such separation if (a) at the time of separation the Corporation sets aside for issuance upon conversion of the Preferred Stock a number of rights equal to the rights the holders of Preferred Stock would have received if the conversion occurred immediately prior such separation and (b) the rights so set aside are perpetual in duration.

11. Voting Rights.
(a) The holders of record of shares of the Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 11 or as otherwise provided by law. Each share of Preferred Stock held by any member of an Investor Group shall entitle the holder thereof to the number of votes equal to the Adjusted Voting Number applicable to shares of Preferred Stock held by members of such Investor Group. Furthermore, holders of Preferred Stock shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
(b) The affirmative vote of holders of a majority of the Outstanding shares of the Preferred Stock, voting as a single class, in person or by proxy, at an annual meeting of the Corporation’s stockholders or at a special meeting called for the purpose, or by written consent in lieu of such a meeting, shall be required to (i) approve the issuance of any Senior Stock subsequent to the Original Issue Date for the Preferred Stock; (ii) approve a merger, conversion, statutory share exchange, sale of substantially all the assets or liquidation of the Corporation, in each case, occurring prior to the third anniversary of the Original Issue Date; (iii) alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of this Certificate; or (iv) alter, repeal or amend, whether by merger, consolidation, combination, reclassification, or otherwise, any provision of the Amended and Restated Certificate of Incorporation (other than this Certificate), if such action would amend, alter or affect the powers, preferences or special rights of the Preferred Stock, so as to adversely affect the holders thereof, including, without limitation, the creation of, or increase in the authorized number of, shares of any class or series of Senior Stock; provided, however, that any increase in the amount of the authorized Common Stock or authorized preferred stock (but excluding any increase in the authorized Preferred Stock) or the creation and issuance of any class or series of Common Stock, other Junior Stock or Parity Stock will not be deemed to adversely affect such powers, preferences or special rights.
(c) Notwithstanding any provision hereof to the contrary, each holder of record of Preferred Stock shall not be entitled to cast any vote together with the holders of record of Common Stock, unless such holder of Preferred Stock provides a written certification to the Corporation specifying the total number of issued and outstanding shares of Common Stock and the total number of issued and Outstanding shares of Preferred Stock Beneficially Owned by the Investor Group of which such holder is a member.
12. Transfer Agent and Registrar. The duly appointed Transfer Agent (the “Transfer Agent”) or Registrar (the “Registrar”) for the Preferred Stock shall be American Stock Transfer & Trust Company. The Corporation may, in its sole discretion, remove the Transfer Agent and Registrar in accordance with the agreement between the Corporation and the Transfer Agent and Registrar; provided that the Corporation shall appoint a successor transfer agent and registrar who shall accept such appointment prior to the effectiveness of such removal.

13. Currency. All shares of Preferred Stock shall be denominated in U.S. currency, and all payments and distributions thereon or with respect thereto shall be made in U.S. currency. All references herein to “$”or “dollars” refer to U.S. currency.
14. Form.
(a) The Preferred Stock shall be issued in the form of one or more permanent global shares of Preferred Stock (each, a “Global Preferred Share”) in definitive, fully registered form with the global legend (the “Global Shares Legend”) each as set forth on the form of Preferred Stock certificate attached hereto as Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate. The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The Global Preferred Shares shall be deposited on behalf of the holders of the Preferred Stock represented thereby with the Registrar, at its New York office, as custodian for the Depositary, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Corporation and countersigned and registered by the Registrar as hereinafter provided. The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. This Section 14 shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary. The Corporation shall execute and the Registrar shall, in accordance with this Section 14, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or other nominee of the Depositary and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share. Owners of beneficial interests in Global Preferred Shares shall not be entitled to receive physical delivery of certificated shares of Preferred Stock, unless (x) DTC is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for DTC within 90 days, (y) DTC ceases to be a “clearing agency” registered under the Exchange Act or (z) the Corporation decides to discontinue the use of book-entry transfer through DTC (or any successor Depositary). In any such case, the Global Preferred Shares shall be exchanged in whole for certificated shares of Preferred Stock in registered form, with the same terms and of an equal aggregate Adjusted Liquidation Preference (unless the Corporation determines otherwise in accordance with applicable law). Certificated shares of Preferred Stock shall be registered in the name or names of the Person or Person specified by DTC in a written instrument to the Registrar.

(b)
(i) Officers shall sign the Global Preferred Shares for the Corporation, in accordance with the Corporation’s bylaws and applicable law, by manual or facsimile signature.
(ii) If the Officers whose signatures are on a Global Preferred Share no longer hold that office at the time the Transfer Agent authenticates the Global Preferred Share, the Global Preferred Share shall be valid nevertheless.
(iii) A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns such Global Preferred Share. The signature shall be conclusive evidence that such Global Preferred Share has been authenticated under this Certificate. Each Global Preferred Share shall be dated the date of its authentication.
15. Registration; Transfer.
(a) Notwithstanding any provision to the contrary herein, so long as a Global Preferred Share remains Outstanding and is held by or on behalf of the Depositary, transfers of a Global Preferred Share, in whole or in part, or of any beneficial interest therein, shall only be made in accordance with this Section 15.
(b) Transfers of a Global Preferred Share shall be limited to transfers of such Global Preferred Share in whole, but not in part, to nominees of the Depositary or to a successor of the Depositary or such successor’s nominee.

16. Paying Agent and Conversion Agent.
(a) The Corporation shall maintain in the Borough of Manhattan, City of New York, State of New York (i) an office or agency where Preferred Stock may be presented for payment (the “Paying Agent”) and (ii) an office or agency where Preferred Stock may be presented for conversion (the “Conversion Agent”). The Transfer Agent shall act as Paying Agent and Conversion Agent, unless another Paying Agent or Conversion Agent is appointed by the Corporation. The Corporation may appoint the Registrar, the Paying Agent and the Conversion Agent and may appoint one or more additional paying agents and one or more additional conversion agents in such other locations as it shall determine. The term “Paying Agent” includes any additional paying agent and the term “Conversion Agent” includes any additional conversion agent. The Corporation may change any Paying Agent or Conversion Agent without prior notice to any holder. The Corporation shall notify the Registrar of the name and address of any Paying Agent or Conversion Agent appointed by the Corporation. If the Corporation fails to appoint or maintain another entity as Paying Agent or Conversion Agent, the Registrar shall act as such. The Corporation or any of its Affiliates may act as Paying Agent, Registrar or Conversion Agent. The Registrar shall record any exchanges, increases or decreases in the number of shares of Preferred Stock represented by a Global Preferred Share on Schedule A to such Global Preferred Share.
(b) Payments due on the Preferred Stock shall be payable at the office of the Paying Agent in The City of New York and at any other office or agency maintained by the Corporation for such purpose. Payments shall be payable by United States dollar check drawn on, or wire transfer (provided, that appropriate wire instructions have been received by the Registrar at least 15 days prior to the applicable date of payment) to a U.S. dollar account maintained by the holder with, a bank located in New York City; provided that at the option of the Corporation, payment of dividends may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Preferred Stock register. Notwithstanding the foregoing, payments due in respect of beneficial interests in the Global Preferred Shares shall be payable by wire transfer of immediately available funds in accordance with the procedures of the Depositary.
17. Headings. The headings of the Sections of this Certificate are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, Allis-Chalmers Energy Inc. has caused this Certificate of Designations to be signed by the undersigned this day of June 25, 2009.

ALLIS-CHALMERS ENERGY INC.
By:	/s/ Theodore F. Pound III
	Name:	Theodore F. Pound III
	Title:	General Counsel and Secretary

EXHIBIT A
FORM OF 7.0% CONVERTIBLE PERPETUAL PREFERRED STOCK

Number:	Shares

CUSIP NO.:
7.0% Convertible Perpetual Preferred Stock
(par value $0.01 per share)
OF
ALLIS-CHALMERS ENERGY INC.
FACE OF SECURITY
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
THE OFFER AND SALE OF THE SECURITY EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS. ACCORDINGLY, SUCH SECURITY MAY NOT BE OFFERED OR SOLD UNLESS SUCH OFFER AND SALE IS IN COMPLIANCE WITH THE SECURITIES ACT OR SUCH TRANSFER IS CONDUCTED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT.
THESE SHARES ARE HELD BY AN “AFFILIATE” OF ALLIS-CHALMERS ENERGY INC. (THE “COMPANY”), AS DEFINED BY RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). ACCORDINGLY, THE COMPANY WILL NOT PERMIT THE SHARES REPRESENTED BY THIS CERTIFICATE TO BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED TO A PROSPECTIVE TRANSFEREE UNLESS SUCH TRANSFER IS ACCOMPANIED BY AN OPINION OF COUNSEL TO THE EFFECT THAT SUCH TRANSACTION IS IN COMPLIANCE WITH THE SECURITIES ACT OR SUCH TRANSFER IS CONDUCTED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT.

THESE SHARES ARE SUBJECT TO RESTRICTIONS PURSUANT TO THE INVESTMENT AGREEMENT DATED MAY 20, 2009 AMONG THE COMPANY AND LIME ROCK PARTNERS V, L.P., AS AMENDED FROM TIME TO TIME.
ALLIS-CHALMERS ENERGY INC., a Delaware corporation (the “Corporation”), hereby certifies that Cede & Co. or registered assigns (the “Holder”) is the registered owner of fully paid and non-assessable shares of preferred stock of the Corporation designated the “7.0% Convertible Perpetual Preferred Stock,” par value $0.01 per share (the “Preferred Stock”). The shares of Preferred Stock are transferable on the books and records of the Registrar, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designation, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations of the Corporation dated June 25, 2009, as the same may be amended from time to time in accordance with its terms (the “Certificate of Designations”). Capitalized terms used herein but not defined shall have the respective meanings given them in the Certificate of Designations. The Corporation will provide a copy of the Certificate of Designations to a Holder without charge upon written request to the Corporation at its principal place of business.
Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.
Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.
Unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, the shares of Preferred Stock evidenced hereby shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, Allis-Chalmers Energy Inc. has executed this Certificate as of the date set forth below.

ALLIS-CHALMERS ENERGY INC.

By:

Name:
Title:

By:

Name:

Title:

Dated:

TRANSFER AGENT’S CERTIFICATE OF AUTHENTICATION
This is one of the certificates representing shares of Preferred Stock referred to in the within mentioned Certificate of Designations.

as Transfer Agent

By:

Name:

	Title:	Authorized Signatory

Dated:

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REVERSE OF SECURITY
ALLIS-CHALMERS ENERGY INC.
7.0% Convertible Perpetual Preferred Stock
Dividends on each share of 7.0% Convertible Perpetual Preferred Stock shall be payable in cash at a rate per annum set forth on the face hereof or as provided in the Certificate of Designations.
The shares of 7.0% Convertible Perpetual Preferred Stock shall be convertible into the Corporation’s Common Stock in the manner and according to the terms set forth in the Certificate of Designations and shall have the liquidation preference as set forth in the Certificate of Designations.
As required under Delaware law, the Corporation shall furnish to any Holder upon request and without charge, a full summary statement of the designations, voting rights preferences, limitations and special rights of the shares of each class or series authorized to be issued by the Corporation so far as they have been fixed and determined.

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ASSIGNMENT
FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of 7.0% Convertible Perpetual Preferred Stock evidenced hereby to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints:

agent to transfer the shares of 7.0% Convertible Perpetual Preferred Stock evidenced hereby on the books of the Transfer Agent and Registrar. The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this 7.0% Convertible Perpetual Preferred Stock)

Signature Guarantee:	[1]

[1]	Signature must be guaranteed by an “eligible guarantor institution” (i.e., a bank, stockbroker, savings and loan association or credit union) meeting the requirements of the Registrar, which requirements include membership or participation in the Securities Transfer Agents Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

5

NOTICE OF CONVERSION
(To be Executed by the Registered Holder
in order to Convert the 7.0% Convertible Perpetual Preferred Stock)
The undersigned hereby irrevocably elects to convert (the “Conversion”)                      shares of 7.0% Convertible Perpetual Preferred Stock (the “Preferred Stock”), represented by stock certificate No(s).  _____  (the “Preferred Stock Certificates”) into shares of common stock, par value $0.01 per share (“Common Stock”), of Allis-Chalmers Energy Inc. (the “Corporation”) according to the conditions of the Certificate of Designations establishing the terms of the Preferred Stock (the “Certificate of Designations”), as of the date written below. If shares are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).
The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933 (the “Act”) or pursuant to an exemption from registration under the Act.
The Corporation is not required to issue shares of Common Stock until the original Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier as promptly as practicable following receipt of the original Preferred Stock Certificate(s) to be converted.
Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designations.

Date of Conversion:

Applicable Conversion Rate:

Number of shares of 7.0% Convertible Perpetual Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Signature:

Name:

Address:[2]

Fax No.:

[2]	Address where shares of Common Stock and any other payments or certificates shall be sent by the Corporation.

SCHEDULE A
SCHEDULE OF EXCHANGES FOR GLOBAL SECURITY
The initial number of shares of 7.0% Convertible Perpetual Preferred Stock represented by this Global Preferred Share shall be                     . The following exchanges of a part of this Global Preferred Share have been made:

	Amount of decrease	Amount of increase	Number of shares
	in number of shares	in number of shares	represented by this
	represented by this	represented by this	Global Preferred
	Global Preferred	Global Preferred	Share following such	Signature of authorized
Date of Exchange	Share	Share	decrease or increase	officer of Registrar